Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No.5 to the Registration Statement of HUTURE Group Limited on Form F-4 of our report dated July 23, 2025, which includes an explanatory paragraph as to Aquaron Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Aquaron Acquisition Corp. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ GOLDEN OCEAN FAC PAC

PCAOB ID 7285

Singapore

September 30, 2025